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                                                                    EXHIBIT 3.19

             [Restated electronically for SEC filing purposes only]

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           OPRYLAND ATTRACTIONS, INC.

1.    The name of the corporation is Opryland Attractions, Inc.

2. The address of the registered office in the State of Delaware is 32 Lockerman Square, Suite L-100, in the city of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

3. The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have the authority to issue is One Thousand (1,000), all shares at $1.00 par value each.

5.    The name and mailing address of the sole incorporator is:

      Kevin L. Wilson
      One Gaylord Drive
      Nashville, TN 37214

6. The Board of Directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
      (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefits.

8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

      I, Kevin L. Wilson, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of August, 1995.

                                              /s/ Kevin L. Wilson
                                             -----------------------------------
                                              Kevin L. Wilson, Sole Incorporator